EXHIBIT 10ee

ROWAN COMPANIES, INC.
2004 BONUS PLAN

Eligibility	Executive and other officers, managers and certain key employees (approximately 75 employees), arranged in 6 Tiers generally by salary and/or responsibility level

Measurement Criteria	Drilling EBITDA, defined as GAAP-based EBITDA from Drilling segment operations, relative to Budget

Bonus Target	Bonus Target varies for each of 6 Tiers, with equal percentage for each member of a Tier:

Tier I — 75% of Base Pay Tier II — 55% Tier III — 40%	Tier IV — 25% Tier V — 15% Tier VI — 10%

Offset	Any Bonus Award is offset by Profit Sharing Award (thus, Bonus Target is maximum total award under both plans)

[Information omitted regarding target levels with respect to specific quantitative or qualitative performance related-factors, or factors or criteria involving confidential commercial or business information, the disclosure of which would have an adverse effect on the registrant.]